Filed pursuant to Rule 424(b)(5)
 Registration Statement No. 333-224084

The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated September 12, 2018

P R O S P E C T U S   S U P P L E M E N T

(To Prospectus dated April 12, 2018)

$70,000,000

Foamix Pharmaceuticals Ltd.

Ordinary Shares

We are offering $70,000,000 of our ordinary shares. Our ordinary shares are listed on the Nasdaq Global Market under the symbol “FOMX.” On September 11, 2018, the last reported sales price of our ordinary shares on the Nasdaq Global Market was $5.92 per ordinary share.

We are an “emerging growth company” under federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements.

Investing in our ordinary shares involves a high degree of risk. Before buying any shares, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement, on page 6 of the accompanying prospectus, under Item 1A. - “Risk Factors” in our most recent Annual Report on Form 10-K/A, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

	Per Ordinary Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Foamix Pharmaceuticals Ltd., before expenses	$	$

(1)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

We have also granted the underwriters an option for a period of 30 days to purchase up to an additional $10,500,000 of our ordinary shares on the same terms as set forth above. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $         , and the total proceeds to us, before expenses, will be $         .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the ordinary shares is expected to be made on or about                    , 2018 only in book-entry form through the facilities of the Depository Trust Company.

Joint Book-Running Managers

BofA Merrill Lynch	Cowen	Barclays

Lead Manager

Cantor

The date of this prospectus supplement is                    , 2018.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

A registration statement on Form S-3 (File No. 333-224084) utilizing a shelf registration process relating to the securities described in this prospectus supplement was initially filed with the Securities and Exchange Commission, or the SEC, on April 2, 2018, and declared effective on April 12, 2018. Under this shelf registration statement, of which this offering is a part, we may, from time to time, sell up to an aggregate of $291,936,389 of our ordinary shares. Prior to this offering, we sold $16 million of our ordinary shares under this shelf registration statement.

This document contains two parts. The first part is this prospectus supplement, which describes the terms of this offering of our ordinary shares by us, and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated herein and therein by reference. The second part is the accompanying prospectus, which gives more general information about us, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated herein by reference, the information in this prospectus supplement will supersede and govern. In addition, this prospectus supplement and the accompanying prospectus do not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us, you should refer to that registration statement, which you can obtain from the SEC as described elsewhere in this prospectus supplement under “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with information that is different. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful. We are offering to sell, and seeking offers to buy, our securities offered hereby only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

 Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to:

 “Foamix,” the “Company,” “our company,” the “Registrant,” “us,” “we” and “our” refer to Foamix Pharmaceuticals Ltd., an Israeli company, and its consolidated subsidiaries.

 “Our shares,” “ordinary shares” and similar expressions refer to the Registrant’s ordinary shares, par value Shekels 0.16 per share.

 “Dollars”, “U.S. dollars” or “$” refer to United States Dollars.

 “Shekels,” and “NIS” refer to New Israeli Shekels.

 “Companies Law” refers to the Israeli Companies Law, 5759-1999, as amended.

 “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

 “Securities Act” refers to the Securities Act of 1933, as amended.

 “Securities Authority” refers to the Israel Securities Authority.

 “Securities Law” refers to the Israeli Securities Law, 5728-1968, as amended.

 “Nasdaq” refers to The Nasdaq Global Market.

 “SEC” refers to the United States Securities and Exchange Commission.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read the entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” sections, starting on page 6 of this prospectus supplement and page 6 of the accompanying prospectus and under Item 1A.—“Risk Factors” in our most recent Annual Report on Form 10-K/A, as well as the financial statements and notes thereto, and the other information incorporated by reference herein, before making an investment decision.

Foamix Pharmaceuticals Ltd.

Overview

We are a clinical-stage specialty pharmaceutical company focused on developing and commercializing our proprietary, innovative and differentiated topical drug candidates for dermatological therapy. Our lead product candidates, FMX101 (4% minocycline foam) for moderate-to-severe acne and FMX103 (1.5% minocycline foam) for treatment of moderate-to-severe papulopustular rosacea, are novel topical foam formulations of the antibiotic minocycline. Based on the results observed in our Phase II and Phase III clinical trials for FMX101 and our Phase II clinical trial for FMX103, we believe these product candidates, if approved, have the potential to provide a fast, effective and well-tolerated treatment for their respective indications, which are currently underserved and commonly treated by oral prescription products such as oral minocycline, oral doxycycline and various other non-foam topical therapies.

We have been advancing our third pivotal Phase III clinical trial (Study 22) for FMX101. We announced the first patient enrolled in this trial on August 3, 2017 and had the last patient enrolled and dosed on May 7, 2018. We received top-line results from this trial in the third quarter of 2018. See “—Recent Developments” below. In March 2017, we announced the results of the double-blind stage of our two initial Phase III clinical trials. Statistical significance was observed in both co-primary efficacy endpoints in one study (Study 05), however, statistical significance was observed in only one of the co-primary efficacy endpoints in the second study (Study 04). Statistical significance was also observed for FMX101 compared to vehicle in the pooled analysis of the co-primary endpoints as well as key secondary endpoints. The third trial was initiated following a Type B meeting conducted with the U.S. Food and Drug Administration (“FDA”) in June 2017. During this meeting, we confirmed that achieving statistically significant results for FMX101 versus vehicle in both co-primary efficacy endpoints in a third independent clinical trial would be sufficient for establishing an efficacy claim in a new drug application (“NDA”), or NDA submission. A previous Phase II clinical trial of FMX101 also showed clinically and statistically significant results in all primary and secondary endpoints. As described in more detail below, in January 2018 we announced the completion of a long-term safety study that was an extension of our two initial Phase III clinical trials for FMX101. The results from the study showed FMX101 to be well-tolerated and to have an acceptable safety profile.

We are also advancing our two pivotal Phase III clinical trials (known as Studies 11 and 12) in the United States for FMX103, minocycline foam for moderate-to-severe papulopustular rosacea. We announced the enrollment of the first patient in our Phase III trials on June 12, 2017 and had the last patient enrolled and dosed on June 27, 2018. We expect to have top-line results from the blinded stage of both trials in the beginning of the fourth quarter of 2018, and to complete the trials, including a long-term safety extension study, in 2019. Our Phase II clinical trial for FMX103 demonstrated clinically and statistically significant results in all primary and secondary endpoints.

In addition, we successfully completed a Phase II clinical trial with FDX104, our proprietary doxycycline foam for the management of moderate-to-severe rash associated with epidermal growth factor receptor inhibitor (EGFRI) anticancer treatments. As the majority of our efforts and resources have been devoted to the development of FMX101 and FMX103 over the past several months, limited work has been done during this period to further the development of FDX104. We are currently assessing our various options with regard to this product candidate. We have also successfully completed a Phase II clinical trial of FMX102, our minocycline foam for the treatment of impetigo, including impetigo caused by methicillin-resistant staphylococcus aureus, or MRSA. However, as described in previous reports, we have been assessing the clinical and commercial viability of this product candidate for some time, and following additional analysis of its market potential we have recently decided to discontinue further development of this product.

We developed FMX101, FMX102, FMX103 and FDX104 using our proprietary technology, which includes our foam-based platforms. This technology enables us to formulate and stabilize a wide variety of product candidates and deliver them directly to their target site. We have independently developed a series of proprietary foam platforms, each having unique pharmacological features and characteristics. We believe our foam platforms may offer significant advantages over alternative delivery options and are suitable for multiple application sites. We believe our proprietary foam-based platforms may serve as a foundation in developing a potential pipeline of products across a range of conditions. In July 2015, an affiliate of Bayer HealthCare AG, or Bayer, received FDA approval for Finacea® Foam (azelaic acid 15%), or Finacea, a prescription foam product for the treatment of rosacea, which utilized our proprietary technology.

We selected Premier Research International LLC, or Premier Research, as our clinical research organization, or CRO, for execution of our ongoing Phase III clinical trials – our third Phase III clinical trial for FMX101 in acne and our two Phase III clinical trials for FMX103 in rosacea, as well as for the safety extension study. Our CRO for our previous two Phase III clinical trials for FMX101 in moderate-to-severe acne were executed by Novella Clinical LLC, or Novella. All of our Phase III trials were held in the United States. Both Premier Research and Novella have significant experience in the execution of global clinical trial programs and are recognized leaders in clinical trial programs within the field of dermatology.

Besides our in-house development projects, we have entered into development and license agreements relating to our technology with various pharmaceutical companies such as Bayer, Mylan N.V. and Actavis Laboratories. Our total revenues from these development and license agreements, since our inception through June 30, 2018, amounted to approximately $30.0 million. The collaboration with Bayer, in particular, has led to the development and commercialization of Finacea, which uses one of our proprietary foam technology platforms. Bayer began selling Finacea in the United States in the third quarter of 2015, and since its commercial launch through June 30, 2018 we received (or became entitled to receive) a total of $8.5 million in royalties for this product. As further discussed below, we received notifications from third party pharmaceutical companies that they had filed abbreviated NDAs with the FDA, seeking approval for generic versions of Finacea prior to the expiry of certain patents licensed by Foamix to Bayer. In January and February of this year we and Bayer initiated legal action against such third parties. We are committed to defending our intellectual property rights globally, including patents we have licensed to other pharmaceutical companies as part of our collaboration efforts. Our FMX101 and FMX103 products are based on a different foam technology platform and different patents than those listed in the Approved Drug Products with Therapeutic Equivalence Evaluations, or Orange Book, for Finacea.

On September 4, 2018, LEO Pharma A/S (“LEO”) acquired Bayer’s prescription dermatology business in the U.S., including Finacea. As part of the acquisition, our license agreement with Bayer with respect to Finacea was assigned to LEO. Pursuant to the terms of our license agreement with Bayer, LEO has assumed all of the rights and responsibilities of Bayer under the license agreement as it relates to Finacea, including the payment of royalties to us and the litigation.

To date, we have not yet submitted any product candidates for approval by regulatory authorities and we do not currently have rights to any products that have been approved for marketing in any territory. We have financed our operations primarily through private and public placements of our shares, convertible loans and from development and licensing collaborations. We have incurred significant losses since our inception in 2003. Our accumulated deficit at June 30, 2018 was $185.9 million and our net loss for the six and three months ended June 30, 2018 was $44.6 million and $18.6 million respectively. A substantial amount of our net losses resulted from costs incurred in connection with our research and development programs and clinical trials and from general and administrative costs associated with our operations. The net losses and negative operating cash flows incurred to date, together with expected future losses, have had, and likely will continue to have, an adverse effect on our shareholders’ equity and working capital. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate offsetting revenue, if any. We expect to continue to incur significant expenses and operating losses for the foreseeable future.

We do not expect to generate revenue from product sales unless and until we successfully complete clinical trials and obtain marketing approval from the FDA for one or more of our lead product candidates, FMX101 or FMX103. Accordingly, we anticipate that we will need to raise additional capital in order to complete the development and commercialization of FMX101 and FMX103 and to advance the development of our other product candidates. Until we can generate a sufficient amount of product revenue to finance our cash requirements, we expect to finance our future cash needs primarily through a combination of public and private equity offerings, debt or other structured financings, and strategic collaborations. We may be unable to raise capital when needed or on attractive terms, which would force us to delay, limit, reduce or terminate our development programs or commercialization efforts. We will need to generate significant revenue to achieve and sustain profitability, and we may never be able to do so.

We continue to be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933 and as modified by the JOBS Act. As such, we are eligible to, and take advantage of, certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies,” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We will remain an emerging growth company until the earliest of: (i) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (ii) the last day of our fiscal year following the fifth anniversary of the closing of our initial public offering, specifically – December 31, 2019; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

Recent Developments

On September 11, 2018, we announced the successful results of our third pivotal Phase III clinical trial (Study 22) for FMX101 in the United States for the treatment of moderate-to-severe acne. The double-blind, randomized, vehicle-controlled Phase III trial included 1,507 patients with moderate-to-severe acne enrolled at 89 sites in the United States. Patients randomly received either FMX101 minocycline foam (4%) or vehicle foam once daily over a period of 12 weeks. The safety and tolerability of FMX101 were also evaluated and the safety profile of FMX101 was found to be consistent with that observed from the two prior Phase III studies. The most commonly reported adverse events in the study related to upper respiratory tract infections. There were no treatment-related serious adverse events. FMX101 was observed to have a generally favorable safety profile and to be generally well tolerated. Based on the efficacy and safety profile observed in clinical studies to date, we believe FMX101, if approved, may present an attractive option for the treatment of moderate-to-severe acne. We intend to file the NDA for FMX101 by the end of 2018.

On February 14, 2018 during our Type B meeting with the FDA, we were advised that we may receive follow-up comments from the device division regarding the constituent device aspects of FMX101. On August 10, 2018, we received a letter from the Division of Dermatology requesting information on the canister, foaming pump and other device constituent parts of our FMX101 product. The letter referred to FMX101 as a combination product and requested information relating to the quality and design control of the device, including (1) the device description documentation, (2) the design control documentation, (3) the traceability documentation, and (4) additional considerations related to the biocompatibility and sterility of the product. We expect to provide the requested information to the FDA using readily available data derived from our Study 22. We also expect to compile such information for our NDA submission and file the NDA for FMX101, with no material increases of the expected budget and timing of our NDA submission.

Other Information

We were incorporated as a limited liability company under the laws of the State of Israel on January 19, 2003. We are registered with the Israeli Registrar of Companies. In September 2014, we completed our initial public offering in the United States and listed our ordinary shares on the Nasdaq. Our principal executive offices are located at 2 Holzman St., Weizmann Science Park, Rehovot 7670402, Israel, and our telephone number is +972-8-9316233. Foamix Pharmaceuticals Inc., our wholly-owned subsidiary, was incorporated on May 6, 2014 under the laws of the State of Delaware, with the intent to serve as our marketing and sales arm in the United States. Foamix Pharmaceuticals Inc. has been appointed as our agent in the United States and is located at 520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807. Our website is www.foamix.com. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement and is not incorporated by reference herein.

For a further discussion of our business, we urge you to read the documents incorporated by reference herein, including our Annual Report on Form 10-K/A, for the year ended December 31, 2017. See “Incorporation by Reference” and “Where You Can Find More Information.”

THE OFFERING

Ordinary shares offered by us	$70,000,000 of ordinary shares ($80,500,000 of ordinary shares if the underwriters exercise their option to purchase additional ordinary shares in full).

Ordinary shares outstanding prior to the offering	40,829,324 ordinary shares as of September 11, 2018.

Ordinary shares to be outstanding after this offering	ordinary shares ( ordinary shares if the underwriters exercise their option to purchase additional ordinary shares in full).

Option to purchase additional shares
We have granted the underwriters an option for a period of 30 days after the date of the underwriting agreement to purchase up to an additional $10,500,000 of ordinary shares from us, as described in “Underwriting.”

Use of proceeds
We estimate that the net proceeds from our issuance and sale of ordinary shares in this offering will be approximately $        million ( or $        million if the underwriters exercise their option to purchase additional shares from us in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for (i) preparing and filing with the FDA of an NDA for FMX101 based on the results of our third pivotal Phase III clinical trial as described in “—Recent Developments” above, (ii) the commercialization of FMX101, (iii) completing our two Phase III clinical trials for FMX103 and preparing and filing an NDA for FMX103 based on the results of such trials, if successful and (iv) other general corporate purposes. See “Use of Proceeds” on page S-9 of this prospectus supplement.

Risk factors
This investment involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement, page 6 of the accompanying prospectus and in the documents incorporated by reference herein (including under “Risk Factors” in our most recent Annual Report on Form 10-K/A) for a discussion of the risks you should carefully consider before deciding to invest in our ordinary shares.

Nasdaq Global Market symbol	“FOMX”

Unless otherwise stated, all information in this prospectus supplement is based on 40,829,324 ordinary shares outstanding as of September 11, 2018, and assumes no exercise of the underwriters’ option to purchase additional ordinary shares and does not include, as of that date, 4,276,451 ordinary shares issuable upon the exercise of share options outstanding under our 2009 Israeli Share Option Plan and our 2015 Israeli Share Incentive Plan, at a weighted average exercise price of $6.34 per share and 461,679 ordinary shares issuable upon the vesting of outstanding restricted share units. Since the adoption of the 2015 Israeli Share Incentive Plan, we ceased granting options under the 2009 Plan. As of September 11, 2018, 1,355,332 ordinary shares remain available for grant under the 2015 Israeli Share Incentive Plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our historical consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States and are presented in U.S. dollars. We have derived the following summary consolidated statements of operations data for the years ended December 31, 2017, 2016 and 2015 from our audited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the summary consolidated balance sheet data as of June 30, 2018 and the summary consolidated statements of operations data for the six months ended June 30, 2018 and 2017 from our unaudited condensed consolidated financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited condensed financial data as of June 30, 2018 and for the six months ended June 30, 2018 and 2017, in the opinion of management, contains all adjustments (consisting of only normal recurring adjustments) necessary to fairly state our financial position and results of operations for the period. Our results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. You should read the information presented below together with our consolidated financial statements, the notes to those statements and the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year ended December 31,			Six months ended June 30,
	2017	2016	2015	2018	2017
	(in thousands, except share and per share data)
Consolidated statements of operations data:
Revenues	$3,669	$5,527	$849	$1,870	$1,725
Cost of revenues(1)	13	59	70	—	—
Gross profit	3,656	5,468	779	1,870	1,725
Operating expenses:
Research and development(1)	57,779	25,897	10,680	39,667	26,615
Selling, general and administrative(1)	11,491	9,221	7,029	6,710	6,273
Total operating expenses	69,270	35,118	17,709	46,377	32,888
Operating loss	$65,614	$29,650	$16,930	$44,507	$31,163
Financial expenses (income), net	(1,063)	(701)	(452)	(352)	(544)
Income tax	1,164	387	39	450	152
Net loss	$65,715	$29,336	$16,517	$44,605	$30,771
Loss per share basic and diluted(2)	$1.76	$0.91	$0.58	$1.15	$0.82
Weighted average number of ordinary shares used in computing basic and diluted loss per ordinary share	37,376	32,263	28,229	38,821	37,304

	As of June 30, 2018
	Actual	As Adjusted(5)
	(in thousands)
Consolidated balance sheet data:
Cash, cash equivalents, bank deposits and investment in marketable securities(3)	$56,398
Working capital(4)	41,070
Total assets	60,074
Total long-term liabilities	1,091
Total shareholders’ equity	43,897

(1)	Includes share-based compensation expenses as follows:

	Year ended December 31,			Six months ended June 30,
	2017	2016	2015	2018	2017
	(in thousands)
Cost of revenues	$2	$3	$2	$—	$—
Research and development	1,711	1,135	588	1,303	575
Selling, general and administrative	2,453	1,774	1,187	1,651	912
Total share-based compensation	$4,166	$2,912	$1,777	$2,954	$1,487

(2)	Basic and diluted loss per ordinary share is computed based on the basic and diluted weighted average number of ordinary shares outstanding during each period.

(3)	Including restricted investment in marketable securities and long-term investments.

(4)	Working capital is defined as total current assets minus total current liabilities.

(5)
The as adjusted basis balance sheet data gives effect to our issuance and sale of $70,000,000 of ordinary shares in this offering at the public offering price of $          per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described below, on page 6 of the accompanying prospectus and under Item 1A.—“Risk Factors” in our most recent Annual Report on Form 10-K/A, or in any updates in our reports on Form 10-Q, together with all of the other information appearing in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein, including in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on, or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to this Offering

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

   The public offering price of our ordinary shares will be substantially higher than the net tangible book value per share of our ordinary shares before giving effect to this offering. Accordingly, if you purchase our ordinary shares in this offering, you will incur immediate substantial dilution of approximately $              per share, representing the difference between the public offering price and our as adjusted net tangible book value as of June 30, 2018.

   Furthermore, if outstanding options are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus supplement entitled “Dilution.”

A substantial number of ordinary shares may be sold in the market following this offering, which may depress the market price for our ordinary shares.

 Issuances or sales of a substantial number of our ordinary shares in the public market, or the perception that such issuances or sales may occur following this offering, could adversely affect the price of our ordinary shares. A substantial majority of our outstanding ordinary shares are, and the ordinary shares sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act. In addition, we have issued a substantial number of ordinary shares in connection with the vesting of restricted share units and the exercise of options to purchase our ordinary shares pursuant to our incentive plans, and in the future we may issue additional shares in connection with the vesting of restricted share units and the exercise of existing options, which are eligible for, or may become eligible for, unrestricted resale. Any sale or registration of such shares in the public market or otherwise could reduce the prevailing market price for our ordinary shares, as well as make future sales of equity securities by us less attractive or even not feasible, thus limiting our capital resources.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our ordinary shares.

  Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our shareholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds of this offering for (i) preparing and filing with the FDA of a NDA for FMX101 based on the results of our third pivotal Phase III clinical trial as described in “—Recent Developments” above, (ii) the commercialization of FMX101, (iii) completing our two Phase III clinical trials for FMX103 and preparing and filing a NDA for FMX103 based on the results of such trials, if successful and (iv) other general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow. See “Use of Proceeds.”

We may need additional financing in the future. We may be unable to obtain additional financing or if we obtain financing it may not be on terms favorable to us. You may lose your entire investment.

Based on our current plans, we believe our existing cash and investments, along with cash generated from this offering, will be sufficient to fund our operating expense and capital requirements into 2020, although these capital resources may be insufficient and we may need to raise funds in the future to meet future capital requirements. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our clinical trials and other development efforts, the date on which we receive FDA approval for FMX101 and any unforeseen cash needs. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities. If we must cease or reduce our operating activities, you may lose your entire investment.

Our share price may be volatile.

The market price of our ordinary shares has fluctuated in the past. Consequently, the current market price of our ordinary shares may not be indicative of future market prices, and we may be unable to sustain or increase the value of an investment in our ordinary shares.

We do not anticipate paying any dividends.

No dividends have been paid on our ordinary shares. We do not intend to pay cash dividends on our ordinary shares in the foreseeable future, and anticipate that profits, if any, generated from operations will be reinvested in our business. Any decision to pay dividends will depend upon our profitability at the time, cash available and other relevant factors including, without limitation, the conditions set forth in the Companies Law.

Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. corporations.

Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards us and other shareholders and to refrain from abusing its power in us, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to our articles of association, an increase of our authorized share capital, a merger of us and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder, or has another power with respect to us, has a duty to act fairly towards us. Israeli law does not define the substance of this duty of fairness and there is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the documents incorporated by reference herein and any accompanying prospectus may contain or incorporate statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws.

These forward-looking statements include, but are not limited to, statements regarding the following matters:

·	FDA approval of, or other regulatory action in the United States and elsewhere with respect to, our product candidates;

·	the commercial launch of current or future product candidates;

·	our ability to achieve favorable pricing for our product candidates;

·	our expectations regarding the commercial supply of our product candidates;

·	third-party payor reimbursement for our product candidates;

·	our estimates regarding anticipated expenses, capital requirements and needs for additional financing;

·	the patient market size of treatments for any diseases, and market adoption of our products by physicians and patients;

·	the timing, cost or other aspects of the commercialization of our product candidates;

·	the completion of, and receiving favorable results of, clinical trials for our product candidates;

·	application for and issuance of patents to us by the United States Patent and Trademark Office, or U.S. PTO, and other governmental patent agencies;

·	development and approval of the use of our product candidates for additional indications; and

·	our expectations regarding licensing, business transactions and strategic operations.

In some cases, forward-looking statements are identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. In addition, historic results of scientific research and clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not be different, and historic results referred to in our most recent Annual Report on Form 10-K/A, may be interpreted differently in light of additional research and clinical and preclinical trial results. The forward-looking statements contained in this prospectus are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K/A, and in our other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we are under no duty (and expressly disclaim any such obligation) to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of $70,000,000 of our ordinary shares in this offering will be approximately $                    million (or $             million if the underwriters exercise their option to purchase additional ordinary shares from us in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (i) preparing and filing with the FDA of a NDA for FMX101 based on the results of our third pivotal Phase III clinical trial as described in “—Recent Developments” above, (ii) the commercialization of FMX101, (iii) completing our two Phase III clinical trials for FMX103 and preparing and filing a NDA for FMX103 based on the results of such trials, if successful and (iv) other general corporate purposes.

Based on our current plans, we believe our existing cash and investments, along with cash generated from this offering, will be sufficient to fund our operating expense and capital requirements into 2020. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Our expected use of net proceeds from this offering represents our intentions based on our present plans and business conditions, which could change as our plans and business conditions evolve. The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials, the timing of regulatory submissions and the feedback from regulatory authorities and other development efforts and other factors described under "Risk Factors" in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending our use of the net proceeds from this offering, we may temporarily invest the net proceeds in investment-grade, interest-bearing securities.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares have been quoted on the Nasdaq under the symbol “FOMX” since September 17, 2014. Prior to that date, there was no public trading market for our ordinary shares. Our initial public offering was priced at $6.00 per share on September 17, 2014. The following table sets forth the high and low intra-day sales prices per ordinary share as reported on the Nasdaq for the period indicated:

	Low	High
	(in U.S. dollars)
Annual:
2018 through September 11, 2018	4.40	7.45
2017	4.03	11.27
2016	5.48	11.26
Quarterly:
Third Quarter 2018 through September 11, 2018	4.93	6.25
Second Quarter 2018	4.40	5.60
First Quarter 2018	4.45	7.45
Fourth Quarter 2017	5.17	7.00
Third Quarter 2017	4.34	5.99
Second Quarter 2017	4.03	5.11
First Quarter 2017	4.40	11.27
Fourth Quarter 2016	7.12	11.26
Third Quarter 2016	6.16	10.40
Second Quarter 2016	5.70	7.67
First Quarter 2016	5.48	8.45

The closing price of our ordinary shares on September 11, 2018, as reported on the Nasdaq, was $5.92. As of September 11, 2018, we had 17 shareholders of record.

DIVIDEND POLICY

We have never declared or paid dividends to our shareholders and we do not intend to pay dividends in the foreseeable future. We intend to reinvest any earnings in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our board of directors may deem relevant.

Our ability to distribute dividends may also be limited by future contractual obligations and by Israeli law. The Companies Law restricts our ability to distribute dividends. Unless otherwise approved by a court, we can distribute dividends only from “profits” (as defined by the Companies Law), comprising either retained earnings or net profits generated over the two years preceding the date of the financial statements on which the distribution in based, and only if there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations as they become due. In addition, the payment of dividends may be subject to Israeli withholding taxes.

CAPITALIZATION

The following table sets forth our cash, investments and total capitalization as of June 30, 2018, as follows:

·	on an actual basis; and

·
on an as adjusted basis to give effect to the issuance and sale of        ordinary shares by us in this offering (or        ordinary shares if the underwriters exercise their option to purchase additional shares from us in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The financial data in the following table should be read in conjunction with our unaudited condensed consolidated financial information included in our Quarterly Report on Form 10-Q for the six months ended June 30, 2018, as well as other information that has been incorporated by reference in this prospectus supplement.

	As of June 30, 2018
	Actual	As Adjusted
	(unaudited)
(in thousands, except share data)
Cash, investments in marketable securities and bank deposits*	$56,398	$
Shareholders’ equity:
Ordinary shares, NIS 0.16 par value: 90,000,000 shares authorized, actual and as adjusted; 40,693,479 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	1,721
Additional paid-in capital	228,154
Accumulated other comprehensive loss	(127)
Accumulated deficit	(185,851)
Total shareholders’ equity	43,897
Total capitalization	$60,074	$

*	Including restricted investment in marketable securities and long-term investments.

The number of ordinary shares shown as issued and outstanding in the above table excludes, as of June 30, 2018, 4,388,755 ordinary shares issuable upon the exercise of share options outstanding under our 2009 Israeli Share Option Plan and our 2015 Israeli Share Incentive Plan, at a weighted average exercise price of $6.25 per share and 523,230 ordinary shares issuable upon the vesting of outstanding restricted share units. As of September 11, 2018, 1,355,332 ordinary shares remain available for grant under the 2015 Israeli Share Incentive Plan and no ordinary shares remain available under the 2009 Israeli Share Option Plan.

DILUTION

If you invest in our ordinary shares, you will experience immediate and substantial dilution to the extent of the difference between the public offering price of our ordinary shares and the pro forma net tangible book value per share of our ordinary shares immediately after the offering.

Our historical net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the actual number of outstanding ordinary shares. The historical net tangible book value of our ordinary shares as of June 30, 2018, was $43.9 million or $1.08 per share.

After giving effect to the sale of $70,000,000 of our ordinary shares in this offering at the public offering price of $                      per share, and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2018 would have been approximately $                  million, or $            per share. This amount represents an immediate increase in net tangible book value of $          per share as a result of this offering and an immediate dilution of approximately $          per share to new investors.

The following table illustrates this dilution on a per share basis to new investors:

Public offering price per share			$
Net tangible book value per share before this offering, as of June 30, 2018		$1.08
Increase in net tangible book value per share attributable to investors in this offering	$
Pro forma net tangible book value per share after offering			$
Dilution in pro forma tangible book value per share to new investors			$

If the underwriters exercise their option to purchase additional shares in full, and based on the public offering price of $                  per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma net tangible book value per share as of June 30, 2018 after this offering would be approximately $                  per share, the increase in the pro forma net tangible book value per share attributable to new investors would be approximately $                  per share and the dilution to new investors purchasing shares in this offering would be approximately $                  per share.

The number of ordinary shares shown excludes, as of June 30, 2018, 4,388,755 ordinary shares issuable upon the exercise of share options outstanding under our 2009 Israeli Share Option Plan and our 2015 Israeli Share Incentive Plan, at a weighted average exercise price of $6.25 per share and 523,230 ordinary shares issuable upon the vesting of outstanding restricted share units. As of September 11, 2018, 1,355,332 ordinary shares remain available for grant under the 2015 Israeli Share Incentive Plan and no ordinary shares remain available under the 2009 Israeli Share Option Plan.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations

The following is a brief summary of the material Israeli tax laws applicable to us. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our ordinary shares purchased by investors in this offering. This summary does not discuss certain tax benefits, including under the Law for Encouragement of Capital Investments, 5719-1959, to which we may become eligible in the future if certain conditions are met, for example if we establish a manufacturing facility for our products in Israel. This summary also does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, the appropriate tax authorities or the courts may not accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax at the rate of 23% (in 2018) of a company’s taxable income. In addition, capital gains realized by Israeli companies are subject to tax at the regular corporate tax rate.

Taxation of our Non-Israeli Shareholders

Capital gains taxes applicable to non-Israeli resident shareholders. A non-Israeli resident who derives capital gains from the sale of our shares that were purchased after the shares were listed for trading on the Nasdaq is exempt from Israeli tax so long as such gains were not attributable to a permanent establishment that the non-resident maintains in Israel. In the case of a shareholder that is a corporation, in order for it to qualify as a non-Israeli resident for these purposes, it must be incorporated in, as well as managed and controlled from, a jurisdiction other than the State of Israel, and persons who are Israeli residents may neither (i) have a controlling interest (directly or indirectly, alone or together with another, or together with another Israeli resident) exceeding 25% in one or more of the means of control in such corporation nor (ii) be the beneficiaries of, or entitled to, 25% or more of the revenues or profits of such corporation, whether directly or indirectly.

Taxation of non-Israeli shareholders on receipt of dividends. Non-Israeli residents will generally be subject to Israeli withholding tax on the receipt of dividends, if paid on our ordinary shares, at the rate of 25%, unless relief is provided in a treaty between Israel and the shareholder’s country of residence (subject to the receipt of a valid certificate from the Israel Tax Authority, allowing for such reduced withholding tax rate). With respect to a person who is considered a “substantial shareholder” at the time of receiving the dividend or at any time during the preceding 12 months, subject to the terms of an applicable tax treaty, the applicable withholding tax rate is 30%. Notwithstanding all of the above, an additional 3% tax might be applicable to individual shareholders on income exceeding NIS 641,880 per annum (in 2018). A person is considered to be a “substantial shareholder” if it holds, directly or indirectly, alone or together with another affiliated party, 10% or more of a company’s means of control, which include, among other things, voting rights, the right to receive our profits, the right to receive proceeds upon liquidation and the right to appoint a director.

Under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel Tax Treaty) is 25%. However, with regard to dividends paid to a U.S. resident corporation which held 10% or more of our outstanding voting rights throughout the tax year in which the dividend was distributed and which maintained its shareholdings at or above such threshold during the entire previous tax year, the maximum rate of withholding tax is generally 12.5%, provided that no more than 25% of our gross income for such preceding year consists of certain types of dividends and interest.

U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for U.S. federal income tax purposes in the amount of the taxes withheld, subject to detailed limitations under U.S. laws applicable to foreign tax credits.

A non-Israeli resident who receives dividends from which tax was withheld in full is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

In the event we declare a dividend, we may not designate the income that we may distribute in a way that will reduce shareholders’ tax liability.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ordinary shares. This description addresses only the U.S. federal income tax consequences to holders that are initial purchasers of our ordinary shares pursuant to the offering and that will hold such ordinary shares as capital assets. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including, without limitation:

·	banks, financial institutions or insurance companies;

·	real estate investment trusts, regulated investment companies or grantor trusts;

·	dealers or traders in securities, commodities or currencies;

·	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code (as defined below), respectively;

·	certain former citizens or long-term residents of the United States;

·	persons that received our shares as compensation for the performance of services;

·	persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

·	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;

·	S corporations;

·	persons holding our ordinary shares in connection with a trade or business conducted outside the United States;

·	U.S. Holders (as defined below) whose “functional currency” is not the U.S. Dollar; or

·	holders that own or have owned directly or indirectly 10% or more of the voting power or value of our shares.

Moreover, this description does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our ordinary shares.

This description is based on the US Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. The U.S. Internal Revenue Service (the “IRS”), may take a different position concerning the tax consequences of the acquisition, ownership and disposition of our ordinary shares and such a position may be sustained. Holders should consult their own tax advisers concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of our ordinary shares in their particular circumstances.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our ordinary shares that, for U.S. federal income tax purposes, is:

·	a citizen or resident of the United States;

·
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

·	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

·
a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

A “Non-U.S. Holder” is a beneficial owner of our ordinary shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our ordinary shares in its particular circumstance.

Unless otherwise indicated, this discussion assumes that we are not, and will not become, a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes. See “—Passive Foreign Investment Company Considerations” below.

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our ordinary shares.

Distributions

If you are a U.S. Holder, the gross amount of any distribution made to you with respect to our ordinary shares before reduction for any Israeli taxes withheld therefrom will generally be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. However, this will not apply to certain distributions, if any, of our ordinary shares that are distributed pro rata to all our shareholders. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in our ordinary shares and thereafter as either long-term or short-term capital gain depending upon whether you have held our ordinary shares for more than one year as of the time such distribution is received. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, if you are a U.S. Holder you should expect that the entire amount of any distribution generally will be reported as ordinary dividend income to you. With respect to dividends on our ordinary shares, non-corporate U.S. Holders may qualify for the lower rates of taxation applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year), provided that certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions. Moreover, such lower rate of taxation shall not apply if we are a PFIC for the taxable year in which it pays a dividend, or was a PFIC for the preceding taxable year. However, such dividends will not be eligible for the dividends-received deduction generally allowed to corporate U.S. Holders.

Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute, if any, generally should constitute “passive category income. A foreign tax credit for foreign taxes imposed on distributions may be denied if you do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit. Subject to certain exceptions, if you are a U.S. Holder, dividends paid to you with respect to our ordinary shares will be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. However, for periods in which we are a “United Stated-owned foreign corporation,” a portion of any dividends paid by us may be treated as U.S. source solely for purposes of the foreign tax credit. We would be treated as a United States-owned foreign corporation if 50% or more of the total value or total voting power of our ordinary shares is owned, directly, indirectly or by attribution, by United States persons, which is currently the case. To the extent any portion of our dividends is treated as U.S. source income pursuant to this rule, the ability of a U.S. Holder to claim a foreign tax credit for any Israeli withholding taxes payable in respect of our dividends may be limited. U.S. Holders should consult their own tax advisors about the effect of, and any exception available to, the special sourcing rule described in this paragraph.

Any dividends paid in a currency other than the U.S. dollar, or foreign currency, will be included in income in a U.S. dollar amount calculated by reference to the prevailing spot market exchange rate in effect on the day the dividends are received by you, regardless of whether the foreign currency is converted into U.S. dollars at that time. Any foreign currency gain or loss a U.S. Holder realizes on a subsequent conversion of the foreign currency into U.S. dollars will be U.S. source ordinary income or loss. If dividends received in foreign currency are converted into U.S. dollars on the day they are received, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to the discussion below under “—Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income (or withholding) tax on dividends received by you on our ordinary shares, unless you conduct a trade or business in the United States and such income is effectively connected with that trade or business (or, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

Sale, Exchange or Other Disposition of Ordinary Shares

You will generally recognize gain or loss on the sale, exchange or other disposition of our ordinary shares equal to the difference between the amount realized on such sale, exchange or other disposition and your adjusted tax basis in our ordinary shares, and such gain or loss will be capital gain or loss. If Israeli tax is imposed on the sale, exchange or other disposition of our ordinary shares, your amount realized will include the gross amount of the proceeds of the disposition before deduction of the Israeli tax. The adjusted tax basis in an ordinary share will generally be equal to the cost of such ordinary share. If you are a non-corporate U.S. Holder, capital gain from the sale, exchange or other disposition of ordinary shares is generally eligible for a preferential rate of taxation applicable to capital gains, if your holding period for such ordinary shares exceeds one year. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code.

Any such gain or loss that a U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes. Because gain for the sale or other disposition of our ordinary shares will be so treated as U.S. source income, and you may use foreign tax credits to offset only the portion of U.S. federal income tax liability that is attributed to foreign source income, you may be unable to claim a foreign tax credit with respect to the Israeli tax, if any, on gains. You should consult your tax advisor as to whether the Israeli tax on gains may be creditable against your U.S. federal income tax on foreign-source income from other sources.

Subject to the discussion below under “—Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such ordinary shares unless:

·
such gain is effectively connected with your conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base that you maintain in the United States); or

·	you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Passive Foreign Investment Company Considerations

If we were to be classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

·	at least 75% of its gross income is “passive income”; or

·
at least 50% of the average quarterly value of its total gross assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) is attributable to assets that produce “passive income” or are held for the production of “passive income”.

“Passive income” for this purpose generally includes dividends, interest, royalties, rents, the excess of gains over losses from certain commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce certain types of passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our ordinary shares. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income. For publicly traded corporations, the PFIC asset test described above is applied using the fair market value of the non-U.S. corporation’s assets. For purposes of the PFIC asset test, a publicly traded non-U.S. corporation may treat the aggregate fair market value of its assets as being equal to the sum of the aggregate value of its outstanding stock, or “Market Capitalization,” and the total amount of its liabilities. We intend to take the position that the excess of a non-U.S. corporation’s Market Capitalization plus liabilities over the book value of all of its assets may generally be treated as a non-passive asset to the extent attributable to the non-passive activities of such corporation. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our ordinary shares, we will generally continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our ordinary shares, regardless of whether we continue to meet the tests described above.

Based on certain estimates of our gross income and gross assets, our intended use of proceeds of this offering, and the nature of our business, we believe that we were not classified as a PFIC for the taxable year ended December 31, 2017, and will not be classified as a PFIC for the taxable year ending December 31, 2018, although no assurances can be given. However, because PFIC status is based on our income, assets and activities for the entire taxable year and our Market Capitalization, it is not possible to determine whether we will be characterized as a PFIC for the 2018 taxable year until after the close of the year. Moreover, we must determine our PFIC status annually based on tests which are factual in nature, and our status in future years will depend on our income, assets, activities and our Market Capitalization in those years. In addition, our status as a PFIC may depend on how quickly we utilize the cash proceeds from this and previous offerings in our business. We may be considered a PFIC for any taxable year.

If we were a PFIC, and you are a U.S. Holder, then unless you make one of the elections described below, a special tax regime will apply to both (i) any “excess distribution” by us to you (generally, your ratable portion of distributions in any year which are greater than 125% of the average annual distribution received by you in the shorter of the three preceding years or your holding period for our ordinary shares) and (ii) any gain realized on the sale or other disposition of the ordinary shares. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over your holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. In addition, dividend distributions made to you will not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “—Distributions.” Certain elections may be available that would result in an alternative treatment (such as mark-to-market treatment) of our ordinary shares.

If a U.S. Holder makes the mark-to-market election, then, in lieu of being subject to the tax and interest charge rules discussed above, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

The mark-to-market election is available only if we are a PFIC and our ordinary shares are “regularly traded” on a “qualified exchange.” Our ordinary shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq is a qualified exchange for this purpose. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the tax and interest charge rules discussed above with respect to such holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes, including stock in any of our subsidiaries that are treated as PFICs. If a U.S. Holder makes a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election.

We do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

If a U.S. Holder owns ordinary shares during any year in which we are a PFIC, such holder will generally be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to us, generally with the U.S. Holder's U.S. federal income tax return for that year.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of ordinary shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our ordinary shares.

Backup Withholding Tax and Information Reporting Requirements

U.S. backup withholding tax and information reporting requirements may apply to certain payments to certain holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our ordinary shares made within the United States, or by a U.S. payor or U.S. middleman, to a holder of our ordinary shares, other than an exempt recipient (including a payee that is not a U.S. person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, ordinary shares within the United States, or by a U.S. payor or U.S. middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders who are individuals (and certain entities specified in U.S. Treasury Regulations) are required to report information relating to an interest in our ordinary shares, subject to certain exceptions (including an exception for shares held in accounts maintained by financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our ordinary shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to ownership and disposition of our ordinary shares. You should consult your tax advisor concerning the tax consequences of your particular situation.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Cowen and Company, LLC and Barclays Capital Inc. are acting as representatives of the underwriters of this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to this prospectus supplement, each of the underwriters named below has severally agreed to purchase from us the respective number of ordinary shares shown opposite its name below:

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Cowen and Company, LLC
Barclays Capital Inc.
Cantor Fitzgerald & Co.
Total

The underwriting agreement provides that the underwriters’ obligation to purchase ordinary shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

·
the obligation to purchase all of the ordinary shares offered hereby (other than those ordinary shares covered by their option to purchase additional shares as described below), if any of the shares are purchased;

·	the representations and warranties made by us to the underwriters are true;

·	there is no material adverse change in our business or the financial markets; and

·	we deliver customary closing documents to the underwriters.

The underwriting agreement also provides that if an underwriter defaults, the non-defaulting underwriters may increase their purchase commitments or we may terminate the offering.

Commissions and Expenses

The representatives have advised us that the underwriters propose to offer the ordinary shares directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $       per share. After the offering, the representatives may change the offering price and other selling terms.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering that are payable by us are estimated to be $415,000 (excluding underwriting discounts and commissions). We have also agreed to reimburse the underwriters for certain of their expenses incurred in connection with the terms of this offering in an amount of up to $10,000, as set forth in the underwriting agreement.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of $10,500,000 of ordinary shares from us at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional ordinary shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

Lock-Up Agreements

We, all of our directors and executive officers and their affiliates have agreed that, for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, we and they will not directly or indirectly, without the prior written consent of the representatives (1) offer for sale, sell, pledge, or otherwise dispose (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future) of any ordinary shares (including, without limitation, ordinary shares that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and ordinary shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for ordinary shares, or enter into a transaction which would have the same effect, or sell or grant options, rights or warrants with respect to any ordinary shares or securities convertible into or exchangeable for ordinary shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of ordinary shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or other securities, in cash or otherwise, (3) make any demand for, exercise any right to have filed or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any ordinary shares or securities convertible into or exercisable or exchangeable into ordinary shares or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing.

The lock-up agreement will provide for certain exceptions, including any ordinary shares issuable to us for the purpose of satisfying any withholding taxes due as a result of the exercise of options or upon the vesting and maturity of restricted share units on a “cashless” or “net exercise” basis.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, in accordance with Regulation M under the Exchange Act:

·	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

·
A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

·	Syndicate covering transactions involve purchases of the ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions.

·
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the ordinary shares on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of ordinary shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security.  However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.  Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions.  The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Listing

Our ordinary shares are traded on the Nasdaq under the symbol “FOMX”.

Stamp Taxes

If you purchase ordinary shares offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future perform various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt, equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of ours. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the ordinary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the ordinary shares offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ordinary shares which are the subject of the offering contemplated herein may not be made in that Relevant Member State except under the following exemptions under the Prospectus Directive:

·	to legal entities which are qualified investors as defined under the Prospectus Directive;

·	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or

·	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ordinary shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of ordinary shares is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any ordinary shares will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and us that (1)  it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any ordinary shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the ordinary shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of ordinary shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of ordinary shares. Accordingly any person making or intending to make an offer in that Member State of ordinary shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.  Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of ordinary shares in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).  This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons.  In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the ordinary shares are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Israel

This document does not constitute a prospectus under the Securities Law, and has not been filed with or approved by the Securities Authority. In Israel, this prospectus supplement and the accompanying prospectus may be distributed only to, and directed only at, investors listed in the first addendum, or the Addendum, to the Securities Law. Institutional investors are required to submit written confirmation that they (i) fall within the scope of the Addendum, (ii) are aware of and accept the implications of being an investor of such type, and (iii) are acquiring our ordinary shares for their own account and not with a view to, or for resale in connection with, any distribution thereof. In addition, we may distribute and direct this prospectus supplement and the accompanying prospectus in Israel, at our sole discretion, to certain other exempt investors or to investors who do not qualify as institutional or exempt investors, provided that the number of such non-qualified investors in Israel shall be no greater than 35 in any 12-month period.

Notice to Prospective Investors in Switzerland

The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The ordinary shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ordinary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.

The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ordinary shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor.

Securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of our securities will be passed upon by Herzog Fox & Neeman, our Israeli counsel. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will be passing upon matters of U.S. federal law for us with respect to securities offered by this prospectus supplement and any accompanying prospectus. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York, with respect to U.S. federal law.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2017 have been so incorporated in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in this registration statement, most of whom reside in Israel, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and a significant number of our directors and officers are located in Israel, any judgment obtained in the United States against us or certain of our directors and officers may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, Herzog Fox & Neeman, that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws on the grounds that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

We have appointed Foamix Pharmaceuticals, Inc., our wholly-owned U.S. subsidiary, as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offerings under this prospectus supplement or any purchase or sale of securities in connection with any such offerings. Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

·
the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;

·	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

·	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

·	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

·	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

·	an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and

·	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency at the rate of exchange in force on the date of payment, but the judgment debtor may make payment in foreign currency. If the judgment debtor chose to pay in Israeli currency, the judgment creditor may convert it into non-Israeli currency and transfer such currency out of Israel. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement is part, with respect to the ordinary shares that we will offer. This prospectus supplement and any accompanying prospectus do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the ordinary shares we may offer. Statements we make in this prospectus supplement and any accompanying prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may read and copy all or any portion of this information at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

·	our Annual Report on Form 10-K, as amended by Form 10-K/A (SEC File No. 001-36621) for the fiscal year ended December 31, 2017, filed with the SEC on February 27, 2018 and March 1, 2018, respectively;

·	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the SEC on May 8, 2018 and August 8, 2018, respectively;

·	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2018; and

·	our Current Reports on Form 8-K (SEC File No. 001-36621) filed with the SEC on January 3, 2018, January 29, 2018, March 29, 2018, April 16, 2018, May 14, 2018 and September 12, 2018.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the date of the offering of all securities covered by this prospectus supplement also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement and accompanying prospectus but not delivered with the prospectus supplement and accompanying prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Foamix Pharmaceuticals Ltd.
2 Holzman Street, Weizmann Science Park
Rehovot 76704, Israel
Tel: +972-8-9316233
 Attention: Chief Financial Officer

PROSPECTUS

FOAMIX PHARMACEUTICALS LTD.

$291,936,389

Ordinary Shares

We may offer and sell securities from time to time in one or more offerings of up to $291,936,389 in aggregate offering price. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our Ordinary Shares are listed on NASDAQ Global Market under the symbol FOMX.

Investing in these securities involves certain risks. See “Risk Factors” on page 6 of this prospectus and any similar section included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus. You should carefully consider these risks before you make your investment decision.

We may offer these securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings for an aggregate initial offering price of up to $291,936,389.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus, the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information” beginning on page 19 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “us” and “Foamix” refer, collectively, to Foamix Pharmaceuticals Ltd., an Israeli company, and its subsidiary, Foamix Pharmaceuticals Inc., a Delaware corporation.

PROSPECTUS SUMMARY

The following summary highlights some information about Foamix. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 6 and the disclosures to which that section refers you, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus before investing in any of the securities described in this prospectus.

We are a clinical-stage specialty pharmaceutical company focused on developing and commercializing our proprietary minocycline foam for the treatment of acne, rosacea and other skin conditions. Our lead product candidates, FMX101 for moderate-to-severe acne and FMX103 for treatment of moderate-to-severe papulopustular rosacea, are novel topical foam formulations of the antibiotic minocycline. Based on the results demonstrated in our Phase II and Phase III clinical trials for FMX101 and our Phase II clinical trial for FMX103, we believe these product candidates have the potential to provide a fast, effective and well-tolerated treatment for their respective indications, which are currently underserved and commonly treated by oral prescription products such as oral minocycline, oral doxycycline and various other non-foam topical therapies.

We are currently investing the majority of our efforts and resources to advance our third pivotal Phase III clinical trial (Study 22) for FMX101 in the U.S. We announced the first patient enrolled in this trial on August 3, 2017. We expect to have top-line results from this trial in the third quarter of 2018. In March of 2017, we announced the results of the double-blind stage of our two initial Phase III clinical trials. Statistical significance was demonstrated in both co-primary efficacy endpoints in one study (Study 05), however, statistical significance was demonstrated in only one of the co-primary efficacy endpoints in the second study (Study 04).  Statistical significance was also demonstrated for FMX101 compared to vehicle in the pooled analysis of the co-primary endpoints as well as key secondary endpoints. The third trial was initiated following a Type B meeting conducted with the FDA in June of 2017. During this meeting, we confirmed that achieving statistically significant results for FMX101 versus vehicle in both co-primary efficacy endpoints in a third independent clinical trial would be sufficient for establishing an efficacy claim. A previous Phase II clinical trial of FMX101 also demonstrated clinically and statistically significant results in all primary and secondary endpoints. In January 2018, we announced the completion of a long-term safety study that was an extension of our two initial Phase III clinical trials for FMX101. The results from the study showed FMX101 to be well-tolerated and to have an acceptable safety profile.

We are also investing significant efforts and resources to advance our two pivotal Phase III clinical trials in the U.S. for FMX103, minocycline foam for moderate-to-severe papulopustular rosacea, after our Phase II clinical trial for FMX103 demonstrated clinically and statistically significant results in all primary and secondary endpoints. We announced the enrollment of the first patient in our Phase III trials on June 12, 2017. We expect to have top-line results from the blinded stage of both trials by the end of the third quarter or in the beginning of the fourth quarter of 2018, and to complete the trials, including a long-term safety extension study, in 2019.

In addition, we successfully completed a Phase II clinical trial with FDX104, our proprietary doxycycline foam for the management of moderate-to-severe rash associated with epidermal growth factor receptor inhibitor (EGFRI) anticancer treatments, and we are currently assessing our various options with regard to this product candidate, including seeking out licensing opportunities for it. We have also successfully completed a Phase II clinical trial of FMX102, our minocycline foam for the treatment of impetigo, including impetigo caused by methicillin-resistant staphylococcus aureus, or MRSA.  However, as described in previous reports, we have been contemplating the commercial viability of this product candidate for some time, given its limited market dominated by generic products, and following additional analysis of its potential we have recently decided to discontinue its further development in light of our current priorities and our other ongoing research and development efforts.

We developed FMX101, FMX102, FMX103 and FDX104 using our proprietary technology, which includes our foam-based platforms. This technology enables us to formulate and stabilize a wide variety of drugs and deliver them directly to their target site. We have independently developed a series of proprietary foam platforms, each having unique pharmacological features and characteristics. Our foam platforms may offer significant advantages over alternative delivery options and are suitable for multiple application sites. We believe our proprietary foam-based platform may serve as a foundation in developing a potential pipeline of products across a range of conditions.

Besides our in-house development projects, we have entered into development and license agreements relating to our technology with various pharmaceutical companies such as Bayer HealthCare AG, Mylan N.V. and Actavis Laboratories.  Our total revenues from such agreements from our inception through December 31, 2017 were approximately $28.1 million. The collaboration with Bayer HealthCare AG, or Bayer, has led to the development and commercialization of Finacea® Foam (azelaic acid) 15%, or Finacea, a prescription foam product for the treatment of rosacea, which uses one of our proprietary foam technology platforms. Bayer began selling Finacea in the U.S. in the third quarter of 2015.  In 2017 we were entitled to receive a total of $3.5 million in royalties and other contingent payments for this product. In January and February 2018, we, together with Bayer, initiated legal action against each of Teva Pharmaceuticals USA, Inc. and Perrigo UK FINCO Limited Partnership, respectively, for their alleged infringement of certain of our patents following their submission of an Abbreviated New Drug Application, or ANDA, to the U.S. Food and Drug Administration, or FDA, seeking approval to manufacture and sell a generic version of Finacea. See also our most recent Annual Report on Form 10-K/A on file with the SEC under “Item 1A—Risk Factors—Risks Related to Our Intellectual Property—We have received notice letters of ANDAs submitted for drug products that are generic versions of Finacea and we are involved in lawsuits to protect or enforce our patents, which could be expensive, time consuming and unsuccessful.” Our FMX 101 and FMX 103 products are based on a different foam technology platform and different patents than those listed in the Orange Book for Finacea Foam.

Our legal and commercial name is Foamix Pharmaceuticals Ltd. (formerly Foamix Ltd.). We were incorporated as a limited liability company under the laws of the State of Israel on January 19, 2003. We are registered with the Israeli Registrar of Companies. Our registration number is 51-336881-1. Article 3 of our amended and restated articles of association provides that our objectives are to conduct all types of business as are permitted by law. Our corporate structure consists of Foamix Pharmaceuticals Ltd. and our wholly-owned U.S. subsidiary Foamix Pharmaceuticals Inc., or Foamix U.S., which was incorporated on May 6, 2014 under the laws of the State of Delaware and intended to serve as our marketing and sales arm in the U.S. Our principal executive offices are located at 2 Holzman St., Weizmann Science Park, Rehovot 7670402, Israel, and the offices of Foamix U.S. are located at 520 U.S. Highway 22, Suite 204, Bridgewater, New Jersey 08807, U.S.A. Foamix U.S. has been appointed as our agent in the United States. Our telephone number is +972-8-9316233 and our website is www.foamix.com. The information contained on our website or that can be accessed through such website does not constitute a part of this form and is not incorporated by reference herein.

Effective January 1, 2018, we ceased to be a “foreign private issuer” as defined in Rule 3b-4 of the Exchange Act and became subject to the rules and regulations under the Exchange Act applicable to U.S. domestic issuers. As a result, we filed the registration statement to which this prospectus is appended on Form S-3.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933 and as modified by the JOBS Act. As such, we are eligible to, and take advantage of, certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies,” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We will remain an emerging growth company until the earliest of: (i) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (ii) the last day of our fiscal year following the fifth anniversary of the closing of our initial public offering; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as amended by any amendments thereto, and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains express or implied “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. These forward-looking statements include, but are not limited to, statements regarding the following matters:

-	U.S. Food and Drug Administration, or FDA, approval of, or other regulatory action in the U.S. and elsewhere with respect to, our product candidates;

-	the commercial launch of current or future product candidates;

-	our ability to achieve favorable pricing for our product candidates;

-	our expectations regarding the commercial supply of our product candidates;

-	third-party payor reimbursement for our product candidates;

-	our estimates regarding anticipated expenses, capital requirements and needs for additional financing;

-	the patient market size of any diseases and market adoption of our products by physicians and patients;

-	the timing, cost or other aspects of the commercialization of our product candidates;

-	the completion of, and receiving favorable results of, clinical trials for our product candidates;

-	application for and issuance of patents to us by the United States Patent and Trademark Office, or U.S. PTO, and other governmental patent agencies;

-	development and approval of the use of our product candidates for additional indications; and

-	our expectations regarding licensing, business transactions and strategic operations.

In some cases, forward-looking statements are identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. In addition, historic results of scientific research and clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not be different, and historic results referred to in our most recent Annual Report on Form 10-K, as amended, may be interpreted differently in light of additional research and clinical and preclinical trials results. The forward-looking statements contained in this prospectus are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as amended, and in our other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to (and expressly disclaim any such obligation to) update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for funding our research and development activities and for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital, clinical trial expenditures, commercial expenditures and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

-	through underwriters for resale to purchasers;

-	through dealers to purchasers;

-	through agents to purchasers;

-	directly to one or more purchasers; or

-	through a combination of any of these methods of sale.

We may also sell the securities covered by this registration statement in an “at the market offering” as defined in Rule 415 under the Securities Act. Such offering may be made into an existing trading market for such securities in transactions at other than a fixed price, either:

-
on or through the facilities of the NASDAQ Global Market or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or

-	to or through a market maker other than on the NASDAQ Global Market or such other securities exchanges or quotation or trading services.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions:

-	at a fixed price, or prices, which may be changed from time to time;

-	at market prices prevailing at the time of sale; or

-	at prices related to such prevailing market prices;

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

-	the name of the agent or any underwriters;

-	the public offering or purchase price and the proceeds we will receive from the sale of the securities;

-	any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters;

-	all other items constituting underwriting compensation;

-	any discounts and commissions to be allowed or re-allowed or paid to dealers; and

-	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

-
the purchase by an institution of the securities covered under that contract shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which that institution is subject; and

-
if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, or perform services (including investment banking services) for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our ordinary shares and provisions of our amended and restated articles of association is a summary and does not purport to be complete.

The description of the ordinary shares contained in this prospectus, together with the applicable prospectus supplements, summarizes the material terms and provisions of the ordinary shares that we may offer. We will describe in the applicable prospectus supplement the particular terms of the ordinary shares offered by such prospectus supplement.

We may sell from time to time, in one or more offerings, ordinary shares. The total dollar amount of all ordinary shares that we may issue under this prospectus, including the shares carried forward from the Prior Registration Statement, will not exceed $291,936,389.00.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

General

Our authorized share capital consists of 90,000,000 ordinary shares, par value NIS 0.16 per share, of which 37,551,199 shares are issued and outstanding as of February 26, 2018.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-336881-1. Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a meeting of shareholders have the power to elect all of our directors.

Under our amended and restated articles of association, our board of directors must consist of at least five and not more than nine directors. At any time the minimum number of directors shall not fall below three.

Pursuant to our amended and restated articles of association, each of our directors are appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders. Each director serves until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal by a vote of the majority voting power of our shareholders at a general meeting of our shareholders or until his or her office expires by operation of law, in accordance with the Israeli Companies Law. In addition, our amended and restated articles of association allow our board of directors to appoint directors to fill vacancies on the board of directors to serve until the next annual general meeting of shareholders.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two or more of our directors or one-quarter or more of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between 4 and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

-	amendments to our articles of association;

-	appointment or termination of our auditors;

-	approval of certain related-party transactions;

-	increases or reductions of our authorized share capital;

-	a merger; and

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the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or other interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Israeli Companies Law and under our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. A quorum is necessary to hold a valid meeting. According to Rule 5620(c) of the Nasdaq Stock Market Equity Rules, which supersedes our articles of association, the quorum required for a general meeting of shareholders consists of any one or more shareholders present, in person or by proxy, who hold shares, in the aggregate, conferring at least 33⅓% of the voting rights of our Company. If such quorum is not present within half an hour from the time scheduled for the meeting, the meeting will be adjourned for one week to the same day, time and place, unless such day shall fall on a statutory holiday (either in Israel or in the United States), in which case the meeting will be adjourned to the first business day afterwards. According to our articles of association, at such adjourned meeting the presence of any two or more shareholders in person or by proxy, regardless of the voting power represented by their shares, will constitute a quorum.

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended and restated articles of association. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder or an extraordinary transaction in which a controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s related party (even if such terms are not extraordinary), (iii) the approval or amendment of a company’s compensation policy for its officers and directors, (iv) the approval of compensation to an officer or director in deviation from the approved compensation policy, and (v) the approval of compensation of a company’s chief executive officer, require certain special majority approvals pursuant to Israeli law.

A “controlling shareholder” is defined by the Israeli Companies Law as any shareholder that has the ability to direct a company’s activities, other than merely by virtue of being an officer or director of the company. A person is presumed to be a controlling shareholder of a company with respect to any transaction proposed to be approved by the shareholders (a) if it holds or controls, by itself or together with others, 50% or more of any one of the “means of control” of the company, or (b) if it holds or controls, by itself or together with others who also possess a personal interest in the approval of the same transaction, 25% or more of the voting rights in the company if no other shareholder holds or controls more than 50% of the voting rights in the company. “Means of control” is defined as any one of (i) the right to vote at a general meeting of the company, or (ii) the right to appoint directors of the company or its chief executive officer.

Further exceptions to the simple majority vote requirement are a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization of the company pursuant to Section 350 of the Israeli Companies Law, each requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and annual audited financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

We currently have only one class of shares. Under the Israeli Companies Law and our amended and restated articles of association, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as may be set forth in our amended and restated articles of association in the future.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company, and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares, is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (i) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (ii) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) the offeror acquired shares representing at least 5% of the voting power in the company and (ii) the number of shares tendered by shareholders who accept the offer exceeds the number of shares held by shareholders who object to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shareholders. In the case of the target company, approval of the merger further requires a majority vote of each class of its shares.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the meeting of shareholders that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger is with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in it, then the merger is instead subject to the approval of a special majority of the votes cast by shareholders who are present and voting (disregarding abstentions) who (i) are not controlling shareholders and (ii) do not have a personal interest in the matter, unless the votes cast against the arrangement by shareholders who are not controlling shareholders and who do not have a personal interest in the matter who were present and voted constitute 2% or less of the voting power of the Company.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the respective values assigned to each of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger is filed with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. Currently there are no preferred shares authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of a majority of the votes cast by shareholders who are present and voting at a general meeting, disregarding abstentions.

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company.

Listing

Our ordinary shares are listed on the NASDAQ under the symbol “FOMX”.

Share History

The following is a summary of the history of our share capital for the last three years.

April 2015 Follow-On Public Offering. In April 2015, we closed a follow-on public offering of ordinary shares in the United States. Barclays Capital Inc., Cowen and Company, LLC, Guggenheim Securities, LLC and Oppenheimer & Co. Inc. acted as underwriters for the offering, in which we registered and sold 7,419,353 of our ordinary shares, which included 967,741 shares issued following the exercise of the option granted to the underwriters. The aggregate offering price of the shares registered was approximately $69 million, as was the aggregate price of the shares sold. The total expenses of the offering, including underwriting discounts and commissions, were approximately $4.8 million. The net proceeds that we received from the offering were approximately $64.2 million. The offering was conducted pursuant to our registration statement on Form F-1, SEC file number 333-203187.

September 2016 Follow-On Public Offering. In September 2016, we closed another follow-on public offering of ordinary shares in the United States. Barclays Capital Inc., Cowen and Company, LLC, Guggenheim Securities, LLC and Credit Suisse Securities (USA) LLC acted as underwriters for the offering, in which we registered and sold 5,700,000 of our ordinary shares. An additional 300,000 shares were sold by certain selling shareholders. The aggregate offering price of the shares registered was approximately $54.15 million. The total expenses of the offering, including underwriting discounts and commissions, were approximately $3.65 million. In October 2016 the underwriters partially exercised the option granted to them in the underwriting agreement and purchased an additional 411,959 ordinary shares. The proceeds from the exercise of the option, net of expenses and underwriter commissions, were approximately $3.6 million, bringing the total net proceeds from the offering to approximately $54.1 million. The offering was conducted pursuant to the Prior Registration Statement.

LEGAL MATTERS

The validity of our securities will be passed upon by Herzog Fox & Neeman, our Israeli counsel. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2017 have been so incorporated in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus and any accompanying prospectus supplement from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC, except for information “furnished” under Items 2.02 or 7.01 and any related Items 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in this prospectus:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 27, 2018, as amended on Form 10-K/A, filed with the SEC on March 1, 2018; and

2.
The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on September 15, 2014, and any amendment or report filed for the purpose of updating such description; and

3.	Our current reports on Form 8-K filed with the SEC on January 3, 2018, January 29, 2018 and March 29, 2018.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. Foamix will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Foamix Pharmaceuticals Inc.
520 U.S. Highway 22, Suite 204
Bridgewater, New Jersey 08807
+1 (800) 775-7936

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.foamix.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiary and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

$70,000,000

FOAMIX PHARMACEUTICALS LTD.

Ordinary Shares

P R O S P E C T U S S U P P L E M E N T

BofA Merrill Lynch

Cowen

Barclays

Cantor

                   , 2018